EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-15190 and 333-121510 on Form S-3; in Registration Statement Nos. 33-47534, 333-40796, 33-54307, 333-95035 and 333-91786 on Form S-8; and in Registration Statement No. 2-96386 on Form S-14 of our report dated March 8, 2006, relating to the consolidated financial statements and financial statement schedule of Pinnacle West Capital Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Pinnacle West Capital Corporation for the year ended December 31, 2005.
/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 8, 2006